Exhibit 99.4

OFFER TO EXCHANGE

$200,000,000 of 6.00% Senior Notes due 2025

that have been registered under the Securities Act of 1933

for any and all of our outstanding

$200,000,000 of 6.00% Senior Notes due 2025

that have not been registered under the Securities Act of 1933

Pursuant to the Prospectus dated ●, 2018

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON ●, 2018, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE

EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE

WITHDRAWN AT ANY TIME AT OR BEFORE THE EXPIRATION TIME.

To Our Clients:

We are enclosing for your consideration (i) a prospectus dated •, 2018 (the “Prospectus”) of Meritage Homes Corporation, a Maryland corporation (the “Company”), (ii) a related Letter of Transmittal (which together with the Prospectus constitutes the “Exchange Offer”) relating to the offer by the Company to exchange up to $200,000,000 aggregate principal amount of its 6.00% Senior Notes due 2025 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for up to $200,000,000 aggregate principal amount of its outstanding unregistered 6.00% Senior Notes due 2025 (the “Outstanding Unregistered Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer, and (iii) an Instruction to Registered Holder from Beneficial Owner. As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the Outstanding Unregistered Notes, except that the transfer restrictions, registration rights, and additional interest provisions relating to the Outstanding Unregistered Notes will not apply to the Exchange Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Letter of Transmittal.

This material is being forwarded to you as the beneficial owner of the Outstanding Unregistered Notes carried by us in your account, but not registered in your name. A tender of such Outstanding Unregistered Notes can be made only by us as the registered holder for your account and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Outstanding Unregistered Notes.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the Outstanding Unregistered Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

Your attention is directed to the following:

1.	The Exchange Offer is described in and subject to the terms and conditions set forth in the Prospectus and the Letter of Transmittal.

2.	The Exchange Offer is for any and all Outstanding Unregistered Notes.

3.	Subject to the terms and conditions of the Exchange Offer, the Company will accept for exchange promptly following the Expiration Time all Outstanding Unregistered Notes validly tendered and will issue Exchange Notes promptly after such acceptance.

4.	The Exchange Offer is being made pursuant to the registration rights agreement entered into on June 6, 2017, among the Company and the initial purchasers of the Outstanding Unregistered Notes.

5.	Any transfer taxes incident to the transfer of Outstanding Unregistered Notes from the holder to the Company will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

6.	The Exchange Offer will expire at 5:00 p.m., New York City time, on •, 2018, unless extended by the Company. If you desire to exchange your Outstanding Unregistered Notes in the Exchange Offer, your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Outstanding Unregistered Notes on your behalf at or before the Expiration Time in accordance with the provisions of the Exchange Offer. Any Outstanding Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or before the Expiration Time.

Pursuant to the Letter of Transmittal, each holder of Outstanding Unregistered Notes must represent to the Company that:

•	the Exchange Notes issued in the Exchange Offer are acquired in the ordinary course of the holder’s business;

•	the holder has no arrangement or understanding with any person to participate, and is not participating, in the distribution of the Exchange Notes within the meaning of the Securities Act;

•	the holder is not an “affiliate” of the Company within the meaning of Rule 405 of the Securities Act and as interpreted by the Securities Exchange Commission;

•	the holder is not holding Outstanding Unregistered Notes that have, or that are reasonably likely to have, the status of an unsold allotment in the initial offering of the Outstanding Unregistered Notes;

•	if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; and

•	if such a holder is a broker-dealer, such broker-dealer will receive the Exchange Notes for its own account in exchange for Outstanding Unregistered Notes and that:

•	such Outstanding Unregistered Notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

•	it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of Exchange Notes, and will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes.

Any person who is an affiliate of the Company, or is participating in the Exchange Offer for the purpose of distributing the Exchange Notes, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale transaction of the Exchange Notes acquired by such person and such person cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in its series of interpretative no-action letters with respect to exchange offers.

The enclosed “Instruction to Registered Holder from Beneficial Owner” form contains an authorization by you, as the beneficial owner of Outstanding Unregistered Notes, for us to make, among other things, the foregoing representations on your behalf.

We urge you to read the enclosed Prospectus and Letter of Transmittal in conjunction with the Exchange Offer carefully before providing instructions regarding your Outstanding Unregistered Notes. If you wish to tender any or all of the Outstanding Unregistered Notes held by us for your account, please so instruct us by completing, executing, detaching, and returning to us the instruction form attached hereto.

None of the Outstanding Unregistered Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given, your signature on the attached “Instruction to Registered Holder from Beneficial Holder” constitutes an instruction to us to tender ALL of the Outstanding Unregistered Notes held by us for your account.

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